Exhibit 10(a)

CONFORMED AMENDED AND RESTATED
LONG-TERM PERFORMANCE INCENTIVE PROGRAM (“LTPIP”)
SEARS, ROEBUCK AND CO.

as conformed and restated through August 14, 2002

PROGRAM INTRODUCTION

The Sears Long-Term Performance Incentive Program (LTPIP) is a performance-based award made under the Sears 2000 Employees Stock Plan and consistent with the measures provided in the Long Term Incentive Compensation Plan. The LTPIP is designed to motivate the most senior leaders of Sears, Roebuck and Co. and Lands’ End, Inc. to achieve significant, lasting change that successfully repositions the Company for future growth. Performance goals directly align these executives’ financial incentives with the Company’s strategic direction and initiatives. Under the LTPIP, eligible executives can earn over-market long-term compensation by achieving all internal performance goals and outperforming the external market.

Plan Summary

•	Each eligible participant will be granted a number of “performance shares.”

•	These performance shares may entitle a participant to an equal, lower or higher number of Sears shares depending on performance against strategic goals, relative stock price performance, and continuing eligibility as part of the executive leadership team.

•	All participants will have either the Sears LTPIP Goals or the Lands’ End LTPIP Goals as set forth on pages 3 and 4 (although goals may be weighted differently for different participants).

•	Performance against the goals is measured through December 31, 2004. The Compensation Committee will determine whether, as of that day, each of the goals has been met.

•	The number of performance shares that may be earned by each recipient will depend on

•	Which performance goals have been met, and the relative weighting given to each goal, and

•	Whether all four goals have been met, in which case the number of performance shares earned will be doubled.

•	Performance shares earned by a participant will be distributed in Sears shares. Each performance share will equal between .5 and 1.5 Sears shares depending upon the

TSR of Sears shares compared to the companies in the S & P 500 over the 2001-2004 period.

•	One-half of these shares will be distributed after the Compensation Committee meeting in February 2005. The other half will also be distributed in February, 2005 as restricted shares, and will vest one year after issuance.

ELIGIBILITY

The Compensation Committee of the Sears Board of Directors will identify those executives that have the broadest strategic impact. Any executives deemed eligible by the Compensation Committee prior to December 31, 2001 will receive a full award with no proration. The Compensation Committee will determine whether each eligible executive award will be subject to the Sears LTPIP Goals or the Lands’ End LTPIP Goals.

New Hires or Promoted Executives

The Compensation Committee may designate executives who have been newly hired or promoted into the eligible group or promoted to a higher level within the eligible group to receive grants under the Plan.

The Compensation Committee may, in its sole discretion, adjust the number of shares which a newly hired or promoted executive would otherwise be awarded, including any adjustment that the Compensation Committee deems necessary or desirable to qualify such award as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code or to require the deferral of any such award which does not so qualify.

AWARDS

Performance shares will be awarded to all eligible executives. At the date of grant, the shares awarded will consist of a commitment by Sears to distribute a number of Sears shares equal to the number of performance shares multiplied by the applicable Total Shareholder Return multiple set forth on Appendix A upon successful completion of the goals outlined in this document and approval of the final award amount by the Compensation Committee of the Board of Directors. The number of Sears shares actually delivered will be more or less than the number of performance shares awarded, based on the achievement of pre-defined goals, Sears’ TSR performance relative to the market, and the participant’s continuing eligibility as part of the executive leadership team.

Performance Period

The performance period for the four strategic performance goals will end on December 31, 2004. The number of performance shares that may be earned will be determined at the completion of this performance period.

Performance Goals

The Sears LTPIP Goals and the Lands’ End LTPIP Goals and their related measures are as outlined below. The Compensation Committee will determine whether each eligible executive award will be subject to the Sears LTPIP Goals or the Lands’ End LTPIP Goals.

Sears LTPIP Goals

GOAL	REQUIRED PERFORMANCE

Achieve significant operating income improvement for Retail and Related Services Segment	Operating income in 2004 of $1.6 billion

Achieve Retail comparable store sales growth above peer group in the third year of plan	Achieve Retail comparable store sales growth above Merrill Lynch Broadline Index for calendar year 2004

Reduce Sears total domestic operating expense as a percent of net sales	Reduce annual domestic operating expense as a percent of net sales by 200 bp in 2004 vs. 2001 level. Included expenses are SG&A, buying, occupancy, depreciation, supply chain, and other margin expenses.

Achieve operating income growth for Credit and Financial Products	Equivalent to 5.0% compound annual growth rate over 3-year period (2002, 2003, 2004) over 2001 level of performance

Lands’ End LTPIP Goals

GOAL	REQUIRED PERFORMANCE

Achieve significant bottom-line performance improvement for all channels selling Lands’ End merchandise	2004 Performance of $495 million (Components: Lands’ End Pre-Tax Income + Gross Margin $- Marketing Expense on Lands’ End merchandise sold through Sears Full-line Stores)

Achieve Retail comparable store sales growth above peer group in the third year of plan	Achieve Retail comparable store sales growth above Merrill Lynch Broadline Index for calendar year 2004

Reduce Sears total domestic operating expense as a percent of net sales	Reduce annual domestic operating expense as a percent of net sales by 200 bp in 2004 vs. 2001 level. Included expenses are SG&A, buying, occupancy, depreciation, supply chain, and other margin expenses.

Achieve significant revenue growth for Lands’ End merchandise sold through all channels in 2004	Achieve $2,766 million in revenue of Lands’ End merchandise through all channels in 2004

Weighting of Goals and Calculation of Award

Each executive’s grant will specify the weight that has been assigned to the above goals.

•	The weighting of the grant will reflect the proportion of impact on the four strategic goals, and will equal 100% of the performance shares awarded

The achievement of the goals will be judged by the Compensation Committee on a “met” or “not met” basis.

The number of performance shares that may be earned under your award will equal

•	The number of performance shares originally granted, multiplied by

•	The percentage that represents the goals achieved, multiplied by

•	200%, if all four goals were achieved

Only goals designated as “met” by the Compensation Committee will count toward determining the number of shares earned. There will be no credit for partially meeting goals, and no additional credit provided for exceeding the goals.

The Compensation Committee plans to assess performance versus the stated goals at the February, 2005 Compensation Committee meeting.

“Outperform” Total Shareholder Return Modifier

As additional incentive for eligible executives to achieve success in enabling Sears to outperform the market, an “Outperform” TSR Modifier will be applied to determine the number of Sears shares delivered for each performance shares earned by a participant. Performance levels will be based on Sears TSR performance ranking versus the companies in the Standard & Poors 500 Index (“S & P 500 Index”) as of December 31, 2004.

Total Shareholder Return as it applies to Sears and the S & P 500 Index companies is defined as the return shareholders receive on their investment, taking into account share price appreciation plus dividends (assuming reinvestment), expressed as a percentage increase over the course of the measurement period. The measurement period for the modifier will begin on December 31, 2000 and will end on December 31, 2004.

The average closing market price for twenty trading days ending December 31, 2000 and the average closing market price for twenty trading days ending on December 31, 2004 will be used in the calculation to determine Sears TSR performance for the period, as well as that of the companies in the S & P 500 Index.

Sears percentile rank will be calculated using the Microsoft Excel PERCENTRANK function. This function interpolates Sears performance in relation to the S & P 500 Index companies, thereby increasing the precision of the relative TSR result. Sears data will be included in the array for purposes of calculating percentile rank performance. Companies will not be market cap weighted. Calculations will be rounded up or down to the nearest tenth of a percentage point.

The “Outperform” TSR Modifier will be applied as outlined below.

•	If Sears’ four-year TSR relative to that of the companies in the S & P 500 Index as of December 31, 2004 is in the top quartile (at or above the 75th percentile), each performance share shall entitle the participant to 1.5 Sears shares.

•	If Sears’ four year TSR is at or below median relative to this group of companies, each performance share shall entitle the participant to .5 Sears shares.

•	In the event of performance between the 50th and 60th percentile, each performance share shall equal 1 Sears share.

•	In the event of performance between the 60th and 75th percentile, each performance share will entitle the participant, interpolated on a straight line basis, to between 1 and 1.5 Sears shares.

See Appendix A for the multiplier table.

The Compensation Committee may, at its discretion, apply negative discretion to the calculated award.

DISTRIBUTION

Terms of Distribution

One-half of the number of Sears shares that result from the payout formula will be distributed as soon as practical after the February 2005 Compensation Committee meeting. The second half of the shares will be issued as restricted stock at the same time, and will vest 100% one year after issuance.

•	February, 2005 Distribution of Unrestricted Shares — Sears shares will be distributed to eligible executives net of applicable tax withholding. The executive may elect to receive up to 100% of the value of this distribution in cash, based on the Fair Market

Value of Sears shares on the date of distribution. “Fair Market Value” shall be the mean between the lowest and highest reported sales price of Sears shares on the principal exchange or market on which Sears shares are then listed or admitted to trading. The cash payment, if elected, will be net of applicable tax withholding.

•	February, 2006 Unrestriction — In February, 2006 the restricted shares will become exchangeable for unrestricted Sears common shares (one year after issuance). No cash election is available on this distribution.

Any distribution of shares to an executive under this Plan will not be deemed as eligible for an Equity Swap.

All distributions are subject to the termination provisions outlined below.

Deferral of Distribution

Any or all of either distribution outlined above may be deferred in accordance with the terms of the Sears Deferred Compensation Plan.

Dividend Equivalents

No dividends or dividend equivalents will be paid or accrued on any performance shares prior to December 31, 2004.

Any dividends declared by the Board of Directors after the distribution of restricted shares will be paid on the restricted shares. Such dividends will be reported on a W-2 form and be subject to income tax withholding and the applicable FICA taxes. Payment of such dividends will occur at the same time and in the same amounts as dividends payable to shareholders of Sears common stock.

Taxes

On the dates that the shares and/or cash are distributed, the fair market value of the distribution will be considered as ordinary income to the executive and subject to federal, state and local income and employment tax withholding. Amounts necessary to settle this tax withholding obligation will be withheld from the cash or stock amounts distributed to the executive.

Except for taxes on dividends paid on restricted shares, generally no executive will be subject to taxes on the awarded shares until the restrictions on the shares lapse and the shares are distributed. However, the executive may choose to pre-pay his or her taxes on the restricted shares awarded (in February, 2005) pursuant to an election that must be made within 30 days of receiving the award of restricted shares. Because this election is fairly complicated, the executive may want to consult his or her tax advisor before choosing this election.

TERMINATION PROVISIONS

The effect of termination of employment on restricted performance shares depends not only on the reason for termination but also on the point in the performance period that the termination occurs. The matrix below contains complete details relating to different termination situations.

Termination Type	Between grant date and December 31, 2004	Between December 31, 2004 and December 30, 2005

- Voluntary Termination (not retirement) or	All shares forfeited	- 1/2 of shares earned will be distributed early in 2005

- Retirement without company consent or		- Remaining shares are forfeited

- Involuntary Termination (with cause)

- Retirement at or after age 65 or earlier with Committee consent or	- Prorated distribution of shares to the extent eventually earned through the end of active service (excluding any salary continuation period), distributed in full in February 2005.	- 1/2 of shares earned will be distributed early in 2005

- Permanent and Total Disability		- Accelerated distribution of remaining unvested shares. No prorated vesting will apply.

- Involuntary Termination (without cause/with salary continuation period )—all vesting and distributions determined by end of actual employment

- Death	- Target award prorated through the date of death, distributed in shares of Sears stock within 90 days of end of service (1)	- 1/2 of shares earned will be distributed early in 2005

- Accelerated distribution of remaining unvested shares. No prorated vesting will apply.

Change-in-control (“CIC”)	- At CIC, target number of shares granted is fully vested unless equivalent award substituted	- 1/2 of shares earned will be distributed early in 2005

	- Upon CIC Termination, vesting accelerated on all unvested shares (1)	- At CIC, accelerated distribution of remaining unvested shares are distributed unless equivalent award substituted

- Upon CIC Termination, vesting is accelerated on all unvested shares

(1)  Target award in Sears shares equals the number of performance shares granted at the beginning of the performance cycle without respect to any subsequent adjustments for meeting all four goals or relative TSR performance.

All prorations are based on a fraction, the numerator of which is the number of full months worked during period January 1, 2002 through December 31, 2004 and the denominator of which is 36 months.

ADMINISTRATIVE PROVISIONS

LTPIP awards are made under the 2000 Employees Stock Plan and are consistent with the measures provided in the Long Term Incentive Compensation Plan, both of which have been approved by shareholders. Since the shares awarded under this Program are granted pursuant to the 2000 Employees Stock Plan, in the event of any conflict between this document and the 2000 Employees Stock Plan, the provisions of the 2000 Employees Stock Plan govern.

Amounts distributed under this plan are not considered qualifying compensation for purposes of any Sears retirement plan or other benefits.

Nothing in this plan or grant will confer on a participant any right to continue in the employ of Sears or in any way affect Sears’ ability to terminate the participant’s employment in accordance with applicable laws.

The Committee

The LTPIP is administered by the Compensation Committee of the Board of Directors of Sears, Roebuck and Co., which has delegated the authority to make administrative decisions regarding this plan to the Senior Vice President, Human Resources. Any determinations by the Committee regarding this Plan are binding on all participants.

The Committee may make additional changes that it deems appropriate for the effective administration of the LTPIP. These changes may not increase or reduce the benefits to which participants may become entitled under the LTPIP, nor change the pre-established measures and goals that have been approved.

Extraordinary Events

The Committee will consider the effect of any extraordinary or non-recurring events in determining whether or not a goal has been “met.” For purposes of calculating financial performance, the negative effect of all non-recurring or extraordinary items shall be excluded from the calculations; provided that the Committee may apply “negative discretion” in reducing the results based on including or excluding the effects of any non-recurring or extraordinary items that it deems appropriate. For these purposes, non-recurring or extraordinary items shall include any such item as determined by the Company’s independent accountants in accordance with GAAP, losses resulting from discontinued operations, the cumulative effect of changes in accounting standards and other unusual, non-recurring items of gain or loss that are separately identified and quantified in the Company’s audited financial statements.

Change in Control

A Change of Control shall mean:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or any related trust) sponsored or maintained by the Company of any of its subsidiaries; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of (c) below are satisfied; or

(b)  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board”) (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used under Section 14 of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)  Consummation of a reorganization, merger or consolidation unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger of consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation: or

(d)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(e)  Consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 60% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, and any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

For purposes of the foregoing definition of “Change of Control”, a “subsidiary” of the Company shall mean any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

CONFORMING AMENDMENT TO THE
SEARS, ROEBUCK AND CO. 2000 EMPLOYEES STOCK PLAN
FOR PURPOSES OF THE LTPIP

Resolution of the Board of Directors of Sears, Roebuck and Co.
dated October 20, 2001

THEREFORE, BE IT RESOLVED, that the LTPIP, attached hereto as Exhibit B, be and hereby is adopted; and that for purposes of the LTPIP, the Sears, Roebuck and Co. 2000 Employees Stock Plan is amended to change the definition of “Change of Control” to the definition of “Change of Control” set forth in the LTPIP.